                                                                     Exhibit 2.2


                           STOCK PURCHASE AGREEMENT

                                     Among

                             KANDEL & SON, INC. ,

                         ENVIRO-CLEAN OF AMERICA, INC.

                                      and

                                RICHARD KANDEL

                             Dated: June 29, 2001

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I DEFINITIONS.......................................................................................      1

ARTICLE II PURCHASE AND SALE OF SHARES......................................................................      3

   2.1   Sale of Shares.....................................................................................      3
   2.2   Purchase Price.....................................................................................      4
   2.3   Section 338(h)(10) Election........................................................................      4

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.......................................      4

   3.1   Representations and Warranties of Seller...........................................................      4
      3.1.1    Title to Shares..............................................................................      4
      3.1.2    Authorization of Transaction.................................................................      4
      3.1.3    Noncontravention.............................................................................      4
      3.1.4    Fairness Opinion.............................................................................      5
      3.1.5    Disclaimer of Other Representations and Warranties...........................................      5
   3.2   Representations and Warranties of the Company......................................................      5
      3.2.1    Organization of Company......................................................................      5
      3.2.2    Ordinary Shares..............................................................................      5
      3.2.3    Title to Shares..............................................................................      5
      3.2.4    Authorization of Transaction.................................................................      5
      3.2.5    Noncontravention.............................................................................      5
      3.2.6    Title to Properties and Assets...............................................................      6
      3.2.7    Contractual Obligations......................................................................      6
      3.2.8    Financial Statements.........................................................................      6
      3.2.9    Taxes........................................................................................      6
      3.2.10   Subsidiaries.................................................................................      6
      3.2.11   Disclaimer of Other Representations and Warranties...........................................      6
   3.3   Certain Representations and Warranties of Buyer....................................................      7
      3.3.1    Authorization of Transaction.................................................................      7
      3.3.2    Noncontravention.............................................................................      7

ARTICLE IV PRE-CLOSING COVENANTS AND OTHER AGREEMENTS.......................................................      7

   4.1   General............................................................................................      7
   4.2   Notices and Consents...............................................................................      7
   4.3   Buyer's Resignation................................................................................      7
   4.4   Company's Director and Officer Resignations of Richard Kandel......................................      7
   4.5   Releases...........................................................................................      8
   4.6   Completion of Due Diligence........................................................................      8

ARTICLE V POST-CLOSING COVENANTS............................................................................      8

   5.1   General............................................................................................      8
   5.2   Litigation Support.................................................................................      8

ARTICLE VI CONDITIONS TO OBLIGATION TO CLOSE................................................................      8

   6.1   Conditions to Obligation of Buyer..................................................................      8
   6.2   Conditions to Obligation of Sellers................................................................      9

ARTICLE VII THE CLOSING.....................................................................................      9

   7.1   The Closing........................................................................................      9
   7.2   Seller's Obligations at Closing....................................................................     10
   7.3   Buyer's Obligations at Closing.....................................................................     10

ARTICLE VIII REMEDIES FOR BREACHES OF THIS AGREEMENT........................................................     10

   8.1   Survival of Representations and Warranties.........................................................     10
   8.2   Indemnification Provisions For Benefit of Buyer....................................................     11
   8.3   Indemnification Provisions For Benefit of Seller...................................................     11
   8.4   Procedure For Matters Involving Third Parties......................................................     11
   8.5   Notice of Claim....................................................................................     11
   8.6   Limitations on Indemnification Liabilities of Sellers..............................................     12
   8.7   Limitations on Buyer's Indemnification Liability...................................................     12
   8.8   Exclusive Remedy...................................................................................     12

ARTICLE IX TERMINATION......................................................................................     12

   9.1   Termination of Agreement...........................................................................     12
   9.2   Effect of Termination..............................................................................     13

ARTICLE X MISCELLANEOUS.....................................................................................     13

   10.1  Press Releases and Public Announcements............................................................     13
   10.2  No Third-party Beneficiaries.......................................................................     13
   10.3  Entire Agreement...................................................................................     13
   10.4  Succession and Assignment..........................................................................     13
   10.5  Counterparts.......................................................................................     14
   10.6  Headings...........................................................................................     14
   10.7  Notices............................................................................................     14
   10.8  Governing Law......................................................................................     15
   10.9  Dispute Resolution - Arbitration...................................................................     15
   10.10 Arbitration Procedure..............................................................................     15
   10.11 Amendments and Waiver..............................................................................     15
   10.12 Severability.......................................................................................     15
   10.13 Expenses...........................................................................................     15
   10.14 Construction.......................................................................................     15
   10.15 Incorporation of Exhibits, Annexes and Schedules...................................................     16


Exhibit A - General Release by Buyer

Exhibit B - General Release by Seller

Exhibit C - Opinion of Seller's Counsel

Exhibit B - Opinion of Buyer's Counsel

                           STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (this "Agreement") is made effective as of the 29th day of June, 2001, by and among Richard Kandel ("Buyer"), Kandel & Son, Inc., a Nevada corporation (the "Company") and Enviro-Clean of America, Inc., a Nevada corporation ("Seller"), the sole shareholder of the Company.

                                    RECITAL

          WHEREAS, Seller owns all of the outstanding capital stock of the Company (the "Shares"); and

          WHEREAS, Buyer desires to purchase the Shares from Seller, and Seller desires to sell to Buyer all of the Shares, in accordance with the terms and conditions of this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, Buyer and Seller (collectively, the "Parties") agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For the purposes of this definition, the term "control" (including its correlative meanings, the terms "controlling," "controlled by" and "under common control with), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

     "Breach" means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, cancellation, modification, or required notification.

     "Buyer" has the meaning set forth in the preface to this Agreement.

     "Buyer's Employment Agreement" means the employment agreement by and among Richard Kandel and Enviro-Clean of America, Inc. dated December 1, 2000.

     "Claim Notice" has the meaning set forth in Section 8.5.
                                                 -----------

     "Closing" has the meaning set forth in Section 7.1.
                                            -----------

     "Closing Date" has the meaning set forth in Section 7.1.
                                                 -----------

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Company" has the meaning set forth in the preface to this Agreement.

     "Contract" means any Enforceable contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

     "Damages" means all damages (including incidental and consequential damages), losses (including any diminution in value), Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, expenses (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other costs (including the allocable portion of the Indemnitee's internal costs) of investigation, preparation and litigation in connection with any Action or Threatened Action) of any kind or nature whatsoever; provided, however, insurance recoveries and taxes will be taken into account in determining Damages for purposes of this Agreement.

     "Diagnostics Stock" has the meaning set forth in Section 2.2.
                                                      -----------

     "Enforceable" a Contract is "Enforceable" if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

     "Enviro-Clean Stock" has the meaning set forth in Section 2.2.
                                                       -----------

     "Indemnified Party" has the meaning set forth in Section 8.4.
                                                      -----------

     "Indemnifying Party" has the meaning set forth in Section 8.4.
                                                       -----------

     "Intellectual Property" has the meaning set forth in Section 3.2.7.
                                                          -------------

     "Law" means any federal, state, municipal, county, parish, local, foreign or other governmental law (statutory, common or otherwise), rule, regulation, ordinance, statute or directive.

     "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

     "Most Recent Statement" has the meaning set forth in Section 3.2.8.
                                                          -------------

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice of the Company.

     "Party" has the meaning set forth in the preface to this Agreement.

     "Person" means an individual, a partnership (general or limited), limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

     "Purchase Price" has the meaning set forth in Section 2.2.
                                                   -----------

     "Section 338(h)(10) Election" has the meaning set forth in Section 2.2.
                                                                -----------

     "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Seller" has the meaning set forth in the preface to this Agreement.

     "Seller's Knowledge," "Company's Knowledge," "to the Knowledge of the Company" or "to the Knowledge of the Seller," means actual knowledge of Randall
K. Davis without independent investigation.

     "Shares" has the meaning set forth in the recitals to this Agreement, and "Share" means any one of the Shares.

     "Subsidiary" (whether or not capitalized) means any corporation fifty percent (50%) or more of whose outstanding voting securities, or any other Person fifty percent (50%) or more of whose equity interests, are, directly or indirectly, owned by a Person.

     "Third Party Claim" has the meaning set forth in Section 8.4.
                                                      -----------


                                  ARTICLE II
                          PURCHASE AND SALE OF SHARES

     2.1 Sale of Shares. On and subject to the terms and conditions of this Agreement, Seller shall sell the Shares to Buyer, and Buyer shall purchase the Shares from Seller for the consideration specified in Section 2.2.
                                                      -----------

     2.2  Purchase Price.

          (a) Buyer agrees to pay to Seller the following consideration at the Closing,:

              (i) the aggregate amount of 1,000,000 shares of the common stock of Enviro-Clean of America, Inc., par value $0.001, (the "Enviro-Clean Stock"); and

              (ii) the aggregate amount of 300,000 shares of the common stock of IVAX Diagnostics, Inc. common stock, par value $0.01, (the "Diagnostics Stock")


     2.3 Section 338(h)(10) Election. The Seller and the Company will join with Buyer in making an election under Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated under the Code, and any corresponding election under state, local and foreign tax laws, with respect to the purchase and sale of the Stock hereunder (a "Section 338(h)(10) Election"). Seller will also pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including, but not limited to, (i) any Tax imposed under Code Section 1374, or (ii) any tax imposed under Reg. Section 1.338(h)(10)-1(e)(5) and Seller will indemnify Buyer and the Company against any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, settlements, assessments or judgments arising out of any failure to pay any such Taxes.

                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

     3.1 Representations and Warranties of Seller. Seller, represents and warrants to Buyer as follows:

          3.1.1 Title to Shares. Seller is and will be on the Closing Date the owner, free and clear of any encumbrances, of the Shares.

          3.1.2 Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform Seller's obligations hereunder. Assuming due execution and delivery of this Agreement by the Buyer, this Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions except as such enforceability may be limited by insolvency, bankruptcy, moratorium and other similar laws affecting creditor's rights generally. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          3.1.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which Seller is subject or any provision of its charter, bylaws or any resolution adopted by the board of directors or the shareholders of the Company, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound.

          3.1.4 Fairness Opinion. The Seller has received a written opinion from Munroe, Park and Johnson, Ltd., a true, correct and complete copy of which has been delivered to Buyer, that the terms of this Agreement are fair to the Seller and its stockholders from a financial point of view.

          3.1.5 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 3.1, Seller makes no representation or
                            -----------
warranty, express or implied, at law or in equity, in respect of the Company or any of its assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for a particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in Section 3.1, Buyer is purchasing the Shares on an "as-is, where-is" basis.
   -----------

     3.2 Representations and Warranties of the Company. The Company represents and warrants to Buyer as follows:

          3.2.1 Organization of Company. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          3.2.2 Shares. The authorized capital stock of the Company consists of 25,000,000 shares, $0.001 par value, 20,000,000 of which are authorized as common stock, par value $0.001 (the "Common Stock") and 5,000,000 of which are authorized as preferred stock, par value $0.001 (the "Preferred Stock"). There are 100 shares of Common Stock issued and outstanding and no shares of preferred stock issued or outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable.

          3.2.3  Title to Shares. Seller is the owner of record of the Shares.

          3.2.4 Authorization of Transaction. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Assuming due execution and delivery of this Agreement by the Buyer, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions except such enforceability may be limited by insolvency, bankruptcy, moratorium and other similar laws affecting creditor's rights generally. The Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          3.2.5 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which the Company is subject, or any provision of its charter, bylaws or any resolution adopted by the board of directors or the shareholders of the Company, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which any of the Company's material assets is subject.

          3.2.6 Title to Properties and Assets. To the Company's Knowledge, the Company has good and marketable title, free and clear of encumbrances, to all its real and personal property and the material tangible and intangible assets used regularly in the conduct of the Company's business.

          3.2.7 Contractual Obligations. To the Company's Knowledge, the Company has no outstanding contractual commitments other than (a) open purchase orders and account payables incurred in the ordinary course of business and (b) obligations under the Company's lease agreement for the Company headquarters at 211 Park Avenue, Hicksville, New York and the 36-month lease agreement for a 2000 BMW, copies of which have been delivered to Buyer.

          3.2.8 Financial Statements. The Company has delivered to the Buyer copies of the following financial statements, all of which have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the period covered thereby:

          (a) audited consolidated balance sheets and statements of income, changes in shareholders' equity and cash flow for the fiscal year ended December 31, 2000; and

          (b) unaudited consolidated balance sheets and statements of income, changes in Shareholders' equity and cash flow as of and for the three months ended March 31, 2001.

All of the statements produced in connection with this Section 3.2.8 shall be
                                                       -------------
referred to hereinafter as the "Most Recent Statements." To the Company's Knowledge, since the date of the Most Recent Statements there has been no change in the assets, liabilities or financial condition of the Company from that reflected in the Most Recent Statements except for changes in the Ordinary Course of Business which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect, and there has not otherwise occurred any material adverse effect.

          3.2.9 Taxes. The Company's tax returns have been filed as required by law, and all taxes shown thereon have been paid when due.

          3.2.10  Subsidiaries.  The Company has no subsidiaries.

          3.2.11 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 3.2, the Company makes no representation or
                            -----------
warranty, express or implied, at law or in equity, in respect of the Company or any of its assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for a particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in Section 3.2, Buyer is
                                                     -----------
purchasing the Shares on an "as-is, where-is" basis.


     3.3 Certain Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

          3.3.1 Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. Assuming due execution and delivery of this Agreement by Seller, this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any third party, his spouse or any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          3.3.2 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of its charter or bylaws.

                                  ARTICLE IV
                  PRE-CLOSING COVENANTS AND OTHER AGREEMENTS

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

     4.1 General. Each of the Parties will use their reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article
                                                                     -------
VI).
---

     4.2 Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required in connection with this Agreement.

     4.3 Buyer's Resignation. The Buyer, who is Chairman of the Board and Chief Executive Officer of Enviro-Clean of America, Inc., shall deliver his resignations from such positions to Seller on or prior to the Closing.

     4.4 Company's Director and Officer Resignations. The Company shall deliver the resignations of all directors and officers of the Company on or prior to the Closing.

     4.5 Releases. Buyer will deliver to Seller at and as of the Closing date, an unconditional and irrevocable release and discharge of the Seller in form and substance as set forth in Exhibit A. Seller will deliver to Buyer at and as of the Closing date, an unconditional and irrevocable release and discharge of the Seller in form and substance as set forth in Exhibit B

     4.6 Completion of Due Diligence. The Buyer shall have completed to his reasonable satisfaction the Buyer's due diligence review of the assets, liabilities, financial condition and prospects of the Seller; provided, however, the Seller and the Company agree that Buyer's due diligence review described herein shall not in any manner qualify, mitigate or otherwise impact the representations, warranties and covenants of the Seller and the Company set forth in this Agreement.

                                   ARTICLE V
                            POST-CLOSING COVENANTS

     The Parties agree as follows with respect to the period following the
Closing:

     5.1 General. In any case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8).
                                                    ---------

     5.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties shall cooperate with such Party and such Party's counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 8).
                                                              ---------

                                  ARTICLE VI
                       CONDITIONS TO OBLIGATION TO CLOSE

     6.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the representations and warranties set forth in Sections 3.1 and
                                                              ----------------
3.2 shall be accurate at and as of the Closing Date;
---

          (b) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; and

          (d) Buyer shall have received from Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to Seller, an opinion letter in form and substance as set forth in Exhibit C.

          Buyer may waive any condition specified in this Section 6.1.
                                                          -----------

     6.2 Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the representations and warranties set forth in Section 3.3 shall
                                                              -----------
be accurate  in all material respects at and as of the Closing Date;

          (b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (d) the fairness opinion described in Section 3.1.4 must be in full force and effect and must not have been amended, modified or altered, without the prior approval of the Board of Directors of Seller in their reasonable judgment; and

          (e) Seller shall have received from counsel to Buyer, an opinion letter, or opinion letters, in form and substance as set forth in Exhibit D.

          Sellers may waive any condition specified in this Section 6.2.
                                                            -----------

                                  ARTICLE VII
                                  THE CLOSING

     7.1 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., San Antonio office, commencing at 10:00 a.m., local time, within five business days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

     7.2 Seller's Obligations at Closing. At or prior to the Closing, Seller shall deliver to Buyer:

          (a) Stock certificates representing the Shares, duly endorsed for transfer or accompanied by stock powers duly executed in blank, and any other documents that are necessary to transfer to Buyer the Shares;

          (b) All written approvals, consents and certificates required to be executed by Seller to effectively transfer the Shares to Buyer;

          (c) Letters of resignation of the officers and directors of the Company; and

          (d)   The opinion of counsel referred to in Section 6.1(d).


          7.3 Buyer's Obligations at Closing. At or prior to the Closing, Buyer shall deliver to Seller:

          (a) Stock certificates representing the Enviro-Clean Shares, duly endorsed for transfer or accompanied by stock powers duly executed in blank, and any other documents that are necessary to transfer to Buyer the Shares;

          (b) All written approvals, consents and certificates required to be executed by Seller to effectively transfer the Enviro-Clean Shares to Buyer;

          (c) Stock certificates representing the Diagnostics Shares, duly endorsed for transfer or accompanied by stock powers duly executed in blank, and any other documents that are necessary to transfer to Buyer the Shares;

          (d) All written approvals, consents and certificates required to be executed by Seller to effectively transfer the Diagnostics Shares to Buyer;

          (e)   Letter of resignation of Richard Kandel, as contemplated by
Section 4.3;

          (f)   An executed general release as contemplated by Section 4.4; and

          (e)   The opinion of counsel referred to in Section 6.2(e).

                                 ARTICLE VIII
                    REMEDIES FOR BREACHES OF THIS AGREEMENT

     8.1  Survival of Representations and Warranties.  All of the
representations and warranties contained in Section 2.3, Section 3.1, Section
                                            -----------  -----------  -------
3.2 and Section 3.3 shall survive the Closing  and continue in full force and
---    ------------
effect until 6 months after Closing.

     8.2 Indemnification Provisions for Benefit of Buyer. In the event Seller Breaches (or in the event any third party alleges facts that, if true, would mean Seller has breached) the representations, warranties and covenants of Seller contained herein (provided Buyer issues a Claim Notice on or before 6 months after Closing), then such Seller agrees to indemnify Buyer from and against any Adverse Consequences that Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences suffered after Closing), resulting from, arising out of, relating to, in the nature of, or caused by the Breach (or the alleged Breach).

     8.3 Indemnification Provisions for Benefit of Seller. In the event Buyer Breaches (or in the event any their party alleges facts that, if true, would mean Buyer has Breached) any representations, warranties and covenants of Buyer contained herein (provided that in the case of any such breach other than a breach of Buyer's obligation to pay any portion of the Purchase Price, and Seller issues a Claim Notice on or before 6 months after Closing), then Buyer agrees to indemnify Seller from and against any Adverse Consequences Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences suffered after Closing) resulting from, arising out of, relating to, in the nature of or caused by the breach (or the alleged breach).

     8.4  Procedure for Matters Involving Third Parties.

          (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article 8, then the Indemnified Party shall promptly issue a
                   ---------
Claim Notice to the Indemnifying Party with respect thereto.

          (b) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party; provided, however, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without prior written consent of the Indemnifying Party (not to be withheld unreasonably).

          (c) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in this Section 8.4, the Indemnified Party may
                                      -----------
defend against the Third Party Claim in any manner the Indemnifying Party reasonably may deem appropriate.

          (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

     8.5 Notice of Claim. A Party suffering Adverse Consequences that give or could give rise to a claim for indemnification under this Article 8 shall
                                                          ---------
promptly notify each other Party thereof in writing (a "Claim Notice") in accordance with Section 10.7. The Claim Notice shall contain a brief
                ------------
description of the nature of the Adverse Consequences suffered and, if practicable, an aggregate dollar value estimate of the Adverse Consequence suffered. No delay in the issuance of a Claim Notice shall relieve any Party from any obligation under this Article 8, unless and solely to the extent such
                               ---------
Party is thereby prejudiced.

     8.6  Limitations on Indemnification Liabilities of Sellers.

          (a) The aggregate liability of Seller shall not exceed 100% of the Purchase Price, and shall be payable to the Buyer only in either (i) Enviro-Clean Stock, (ii) Diagnostics Stock or (iii) in cash, at the Seller's sole discretion.

          (b) Seller shall have no liability for indemnification claims under this Article 8, unless and until the aggregate Adverse Consequences claimed
     ---------
under Section 8.2 exceed $20,000.
      -----------

     8.7  Limitations on Buyer's Indemnification Liability.

          (a) Buyer's aggregate liability for indemnification claims, under this Article 8 shall not exceed 100% of the Purchase Price.
     ---------

          (b) Buyer shall have no liability for indemnification claims under this Article 8, unless and until the aggregate Adverse Consequences claimed
     ---------
under Section 8.3 exceed $20,000.
      -----------

     8.8 Exclusive Remedy. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Article 8 shall be the exclusive
                                             ---------
remedy of Buyer and Seller with respect to and the transactions contemplated by this Agreement.

                                  ARTICLE IX
                                  TERMINATION

     9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

          (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

          (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or
(ii) if the Closing shall not have occurred on or before October 1, 2001, by reason of the failure of any condition precedent under Section 6.1 (unless the
                                                       -----------
failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

          (c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty or covenant contained in this Agreement (other than the representations set forth in Section 3.3) in any material respect, Seller has
                             -----------
notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before October 1, 2001, by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from
                          -----------
Seller breaching any covenant or representation or warranty contained in Section
                                                                         -------
3.1 of this Agreement).
---

          (d) Seller may terminate this Agreement by giving written notice to Buyer within ten (10) days from the date hereof in the event that Buyer has breached any representation set forth in Section 3.3 and the breach has
                                         -----------
continued without cure for a period of 30 days after notice of the breach.

     9.2 Effect of Termination. If Buyer or Seller terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder
            -----------
shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, Buyer's sole and exclusive remedy for any breach of the representations and warranties contained in Section 3.3 shall be to terminate this Agreement whereupon the
             -----------
Parties shall have no further liabilities or obligations to one another under this Agreement.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure).

     10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     10.3 Entire Agreement. This Agreement (including any exhibits or schedules, if applicable) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, whether written or oral and to the extent they related in any way to the subject matter hereof.

     10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that (i) Buyer may assign any or all of its rights and interest hereunder to one or more of its Affiliates and (ii) Buyer may designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) provided, further, that Seller may assign the duty to sell any portion of the Shares and to receive any portion of the Purchase Price to one or more Affiliates of the Seller so assigning. If this Agreement is assigned by Buyer pursuant to this Section, Buyer shall deliver a guaranty reasonably acceptable to Seller of Buyer's obligations under this Agreement.

     10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretations of this Agreement.

     10.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:                    Copy to:

Enviro-Clean of America, Inc.    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
c/o Randall K. Davis             300 Covenant Street, Suite 1500
1023 Morales Street              San Antonio, TX 78205
San Antonio, Texas 78207         Attention: Alan Schoenbaum, Esq.
Facsimile: (210) 224-2169        Facsimile: 210-224-2035


If to Buyer:                     Copy to:

Richard Kandel                   Richard M. Hendler, Esq.
211 Park Avenue                  40 West 4th Street, Suite 308
Hicksville, NY 11801             New York, NY 10012
Facsimile: (516) 931-3530        Facsimile: 212 995 4230

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

     10.9 Dispute Resolution - Arbitration. The parties shall attempt amicably to resolve disagreements by negotiating with each other. In the event that the matter is not amicably resolved through negotiation, any controversy, dispute or disagreement arising out of or relating to this Agreement (a "Controversy") shall be submitted to final binding arbitration, which shall be conducted by a single arbitrator (the "Arbitrator") in San Antonio, Texas, pursuant to the rules of the American Arbitration Association (the "Rules").

     In the event that the parties cannot agree as to the Arbitrator to be named, each party to the Controversy shall appoint one arbitrator and those two arbitrators shall select the Arbitrator.

     10.10 Arbitration Procedure. If any party shall desire relief of any nature whatsoever from any other party as a result of any Controversy, such party will initiate such arbitration proceedings within a reasonable time, but in no event more than one (1) year after the facts underlying said Controversy first arise or become known to the party seeking relief (whichever is later). The failure of such party to institute such proceedings within said period shall be deemed a full waiver of any claim for such relief. Arbitrator may award the prevailing party its costs for the arbitration proceeding, including its reasonable attorneys' fees and costs. The parties agree that the decision and award of the Arbitrator shall be final and conclusive upon the parties, in lieu of all other legal, equitable or judicial proceedings between them, and that no appeal or judicial review of the award or decision of the Arbitrator shall be taken, but that such award or decision may be entered as a judgment and enforced in any court having jurisdiction over the party against whom enforcement is sought.

     10.11 Amendments and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     10.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     10.13 Expenses. Each Party will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     10.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the even an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     10.15 Incorporation of Exhibits, Annexes and Schedules. The Exhibits, Annexes and Schedules, if any, identified in this Agreement are incorporated herein by reference and made a part hereof.

                           Signature page to follow.

                  Signature page to Stock Purchase Agreement.


     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on and as of the date first written above.

                              "SELLER"

                              ENVIRO-CLEAN OF AMERICA, INC.

                              By: /s/ Randall K. Davis, President
                                  -------------------------------------
                                  Randall K. Davis, President

                              "COMPANY"

                              KANDEL & SON, INC.

                              By: /s/ Randall K. Davis, President
                                  -------------------------------------
                                  Randall K. Davis, President


                              "BUYER"

                              /s/ Richard Kandel
                              -----------------------------------------
                              Richard Kandel